Exhibit 99


[GRAPHIC OMITTED]                                               [OBJECT OMITTED]
                                  NEWS RELEASE
                         CALIFORNIA WATER SERVICE GROUP

             1720 North First Street
             San Jose, CA 95112-4598                              April 23, 2003
                                                           For Immediate Release

Contact:     Richard Nye    (408) 367-8216 (analysts)
             Shannon Dean (310) 257-1435 (media)

                 CAL WATER ANNOUNCES FIRST QUARTER 2003 RESULTS;
               BOARD DECLARES 234TH CONSECUTIVE QUARTERLY DIVIDEND

--------------------------------------------------------------------------------

SAN JOSE, CA - California Water Service Group (NYSE : CWT) today announced a loss of $768,000, or ($0.05) per share, for the first quarter 2003, compared to net income of $1.9 million and earnings per share of $0.12 in the first quarter of 2002.

         According to President and Chief Executive Officer Peter C. Nelson, first quarter 2003 results were impacted by a decline in customer usage due to weather and continued delays in receiving rate relief from the California Public Utilities Commission (CPUC).

         "Sales and net income are historically low in the first quarter, and this year was much wetter than the prior year, which reduced our customers' water usage. But more significantly, we are still awaiting decisions from the CPUC that, had they been favorably acted on in a timely manner, would have added revenue and net earnings to our first quarter results," Nelson said.

         The company is anticipating decisions on its requests to recover $6 million in purchased water and electricity costs incurred prior to November 2001, and not yet billed to customers. The company is also awaiting decisions on the 15 general rate cases filed in July 2001, which if favorably acted upon, are expected to add at least $12.8 million in annual revenue. The CPUC rate case process calls for decisions to be issued within 10 months. These filings have now been outstanding for 21 months.

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

         In a potentially favorable decision issued April 3, 2003, the CPUC set an effective date for the 15 general rate cases filed in 2001. Once decisions are made, the company will be allowed to recover the new rates as of an effective date of April 3, 2003.

         In the second of three filings related to the Bakersfield Treatment Plant, the company received authorization in April 2003 to recover costs incurred for construction of that plant. The two filings will add an estimated $1.5 million to 2003 revenues. A third filing will be made in 2003, which may or may not impact 2003 revenues, depending on the timing and amount of authorization received from the CPUC. The plant is expected to be operational in the second quarter of 2003.

         The company made additional rate case filings in November 2002 and January 2003 but cannot predict the amount or the timing of the CPUC decisions.

         "We continue to control expenses throughout the company and have delayed capital expenditures that do not relate to water supply, water quality or compliance with regulations. We have a responsibility to provide a reliable supply of high-quality water. Necessary costs must be incurred to serve our customers." Nelson said.

         Revenue for the quarter decreased 0.6%, or $301,000. A $1.9 million decrease in water sales to existing customers was partially offset by $845,000 in rate increases and $740,000 in sales to new customers.

         Total operating expenses increased 5%, or $2.4 million. Water production costs increased from last year due to a $750,000 water wholesaler refund received in 2002. Maintenance expense increased because more repairs were made to pumping equipment, pipelines, and other facilities. Depreciation expense was higher due to increases in 2002 capital expenditures driven by more stringent water quality standards. Other operations expense increases included wages and benefit increases that were effective at the start of the year. Contracts with unions were made in the 4th quarter of 2002 that included salary increases. Benefit increases are attributable to changes made to the pension plan and increases in medical claim costs.

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

         At their meeting today, Directors declared the 234th consecutive quarterly dividend on common stock in the amount of $0.28125. It is payable on May 16, 2003, to stockholders of record on May 2, 2003. The regular dividend on Series C preferred stock was also declared.

         California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company and CWS Utility Services. Together these companies provide regulated and non-regulated water service to over 2 million people in 98 California, Washington and New Mexico communities. Group's common stock trades on the New York Stock Exchange under the symbol "CWT".

         This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers' prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or

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

changes to the credit
ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.

               Additional   information   is   available  at  our  Web  site  at
               www.calwater.com. Attachments (2).

                                       ###


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
CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited
(In thousands, except per share data)                   March 31,   December 31,
                                                          2003          2002
ASSETS                                                    ----          ----
Utility plant:
         Utility plant                                 $1.024,914   $1,001,310
         Less accumulated depreciation and amortization   310,257      304,322
                                                        ---------    ---------
                 Net utility plant                        714,657      696,988
                                                        ---------    ---------

Current assets:
         Cash and cash equivalents                          1,718        1,063
         Receivables                                       20,648       23,961
         Unbilled revenue                                   6,946        7,969
         Materials and supplies at average cost             2,626        2,760
         Taxes and other prepaid expenses                   6,406        7,234
                                                        ---------    ---------
                 Total current assets                      38,344       42,987
                                                        ---------    ---------

Other assets:
         Regulatory assets                                 46,314       46,089
         Other assets                                      16,009       14,518
                                                        ---------    ---------
                 Total other assets                        62,323       60,607
                                                        ---------    ---------
                                                        ---------    ---------
                                                        $ 815,324    $ 800,582
                                                        =========    =========

CAPITALIZATION AND LIABILITIES
Capitalization:
         Common stock, $0.01 par value                  $     152    $     152
         Additional paid-in capital                        49,984       49,984
         Retained earnings                                144,139      149,215
         Accumulated other comprehensive loss                (134)        (134)
                                                        ---------    ---------
                 Total common stockholders' equity        194,141      199,217
         Preferred stock                                    3,475        3,475
         Long-term debt, less current maturities          270,075      250,365
                                                        ---------    ---------
                 Total capitalization                     467,691      453,057
                                                        ---------    ---------

Current liabilities:
         Current maturities of long-term debt               1,000        1,000
         Short-term borrowings                             31,577       36,379
         Accounts payable                                  23,026       23,706
         Accrued expenses and other liabilities            33,188       30,456
                                                        ---------    ---------
                 Total current liabilities                 88,791       91,541

Unamortized investment tax credits                          2,774        2,774
Deferred income taxes                                      31,252       31,371
Regulatory and other liabilities                           28,804       28,804
Advances for construction                                 116,739      115,459
Contributions in aid of construction                       79,273       77,576
Commitments and contingencies
                                                        ---------    ---------
                                                        $ 815,324    $ 800,582
                                                        =========    =========

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

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
 Unaudited
(In thousands, except per share data)
For the three months ended:                          March 31,   March 31,
                                                       2003        2002
                                                       ----        ----
Operating revenue                                    $ 51,310    $ 51,611
                                                     --------    --------
Operating expenses:
        Operations                                     37,855      34,774
        Maintenance                                     3,253       2,420
        Depreciation and amortization                   5,760       5,394
        Income taxes                                     (553)      1,279
        Property and other taxes                        2,465       2,463
                                                     --------    --------
              Total operating expenses                 48,780      46,330
                                                     --------    --------

              Net operating income                      2,530       5,281
                                                     --------    --------

Other income and expenses:
              Non-regulated income, net                   706         455
              Gain on sale of non-utility property        552          50
                                                     --------    --------
                                                        1,258         505
                                                     --------    --------

              Income before interest expense            3,788       5,786
                                                     --------    --------

Interest expense:
        Long-term debt interest                         4,178       3,532
        Other interest                                    378         326
                                                     --------    --------
              Total interest expense                    4,556       3,858
                                                     --------    --------

Net (loss) income                                    $   (768)   $  1,928
                                                     ========    ========

Earnings per share
        Basic                                        $  (0.05)   $   0.12
                                                     ========    ========
        Diluted                                      $  (0.05)   $   0.12
                                                     ========    ========
Weighted average shares outstanding
        Basic                                          15,182      15,182
                                                     ========    ========
        Diluted                                        15,182      15,185
                                                     ========    ========
Dividends per share of common stock                  $0.28125    $0.28000
                                                     ========    ========


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